EXHIBIT 99.1
NEWS RELEASE
One North Central Avenue, Phoenix, AZ 85004 (602) 366-8100
For Immediate Release

Media:                Peter J. Faur
(602) 366-7993
Investors: Stanton K. Rideout
(602)366-8589
Phelps Dodge to Sell North American Magnet Wire Assets
PHOENIX, Nov. 16, 2005 - Phelps Dodge Corp. (NYSE:PD) announced today it has agreed to sell substantially all its North American magnet wire assets to Rea Magnet Wire Company, Inc. Under the agreement, Rea will purchase the assets, including certain copper inventory, for approximately $125 million in cash, subject to a working capital adjustment at the time of closing. Phelps Dodge expects to record a special, net after-tax loss on the transaction of approximately $20 million, which includes the sale of approximately 25 million pounds of copper from Phelps Dodge to Rea valued at an inventory cost of approximately 80 cents per pound, which will be priced at closing, and costs for severance and early-retirement benefits. The sale is subject to customary closing conditions, including regulatory approvals.
The sale will include Phelps Dodge manufacturing operations in Fort Wayne, Ind., and Monterrey, Mexico, and inventory held for distribution at various North American warehouses. The transaction will not include the Phelps Dodge One Technology Center in Fort Wayne, a magnet wire plant in Suzhou, China, that will become a unit of Phelps Dodge International Corp., and certain intellectual property assets. Under the agreement, Phelps Dodge will continue to be a primary supplier of copper rod to Rea.
Phelps Dodge anticipates that nearly all its approximately 600 magnet wire employees involved in plant manufacturing operations will be offered positions with Rea.
Phelps Dodge Corp. is one of the world’s leading producers of copper and molybdenum, the largest producer of molybdenum-based chemicals and continuous-cast copper rod, and among the leading producers of wire and cable and carbon black. The company and its two divisions, Phelps Dodge Mining Co. and Phelps Dodge Industries, employ approximately 15,500 people worldwide.
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This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors include those listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the company’s most recently filed annual report on Form 10-K for the fiscal year ended December 31, 2004.